EXHIBIT 10.10

June 30, 2006

ImVisioN Therapeutics, Inc.
Feodor-Lynen-Str. 5
30625 Hannover
Germany

Attention: Dr. Martin Steiner and Prof. Horst Rose

Dear Sirs:

The Listing of ImVisioN Therapeutics, Inc. (“IVN”) on the NASD Over-the-Counter Bulletin Board
(“OTCBB”)

Further to our most recent discussions we are happy to provide you with the following revised proposal for the listing of IVN’s shares on the NASD’s Over-the-Counter Bulletin Board which, once executed, will supersede and replace in its entirety the letter agreement between ImVisioN GmbH and Debondo Capital Limited of June 12, 2006.

Proposal

DeBondo Capital Limited (“Debondo”) proposes to provide the advisory services necessary to meet the objectives laid out above. The services will include:

  Registration of IVN as a reporting company in the United States (the “Registration”); and

  Listing of the IVN’s common stock on the National Association of Securities Dealers Over-The- Counter Bulletin Board (OTCBB) (the “Listing”).

Under our proposal, the process necessary to complete the Registration and Listing consists of the following milestones (estimated completion time in parenthesis):

  Auditing of IVN’s financial statements in accordance with US GAAP (Generally Accepted Accounting Principals) and US GAAS (Generally Accepted Accounting Standards) (30 days), which has been completed.

  Incorporation of ImVisioN Therapeutics, Inc. (30 days), which has been completed.

  The acquisition of ImVisioN Therapeutics Inc. as a wholly-owned operating subsidiary of ImVisioN GmbH, which has been completed.

  SB-2 filing – preparation and filing of the registration of IVN and its share capital in the U.S. with the SEC (40 days)

DeBondo Capital Limited
27 New Bond Street, London, W1S 2RH, United Kingdom
Telephone: +44 7970 712 964, Facimile: +44 20 7031 1199
Company Reg: 5666674, Managing Director: Ulrik DeBo

  SEC approval – the approval process within SEC, including iterations of questions and answers back and forth between SEC, IVN and DeBondo (60-90 days)

  NASD filing – preparation and submission of the form 15c2-11 with the NASD via a designated market maker (15 days)

  NASD approval – the approval process within NASD resulting in the completion of the Listing and a ticker symbol on the NASD OTCBB (60-90 days)

Some of these activities overlap, some are dependant on third-parties. Consequently, we estimate that completing the Listing will take approximately 5 to 7 months.

Fees

In consideration of providing its services, DeBondo’s fee would consist of:

Cash Fee

A previously agreed total cash fee of EUR 500,000 consisting of:

  EUR 220,000 which the parties acknowledge has been paid by IVN to Debondo;

  EUR 150,000 on receipt of effectiveness of the SB-2 from the SEC completing the Registration; and

  EUR 130,000 due and payable on the completion of the Listing.

Equity Fee

The grant to DeBondo or its nominees of the following rights to purchase shares of IVN’s common stock:

1.

the right to purchase 3,925,000 shares of IVN’s common stock at a price of $0.001 per share, subject to the execution by Debondo and each nominee of a restricted stock purchase agreement whereby the purchasers of these shares will grant IVN the right to repurchase all 3,925,000 Shares at a price of $0.001 per share should IVN’s common stock not become eligible for trading on the OTC Bulletin Board by March 31, 2007;

2.

the option to purchase such number of shares of IVN equal to 0.45% of the issued and outstanding shares of IVN as of the date that IVN’s common stock becomes eligible for trading on the OTC Bulletin Board (the “Date of Listing”) at a price of $0.125 per share, which options are conditional and will vest only upon the completion of a financing by IVN of $500,000 of shares at a price of $0.25 per share. This option will be exercisable for a period from the date of vesting to the date that is 60 days from the Date of Listing;

3.

the option to purchase such number of shares of IVN equal to 4.05% of the issued and outstanding shares of IVN as of the Date of Listing at a price of $0.25 per share, which options are conditional and will vest only upon the completion of a financing by IVN of $4,500,000 of shares at a price of $0.75 per share. This option will be exercisable for a period from the date of vesting to the date that is 60 days from the Date of Listing;

4.

the option to purchase such number of shares of IVN equal to 4.50% of the issued and outstanding shares of IVN as of the Date of Listing at a price of $0.375 per share, which options are conditional and will vest only upon the completion of a financing by IVN of $5,000,000 of shares at a price of $1.00 per share within 180 days of the Date of Listing. This option will be exercisable for a period from the date of vesting to the date that is 60 days from the closing of the financing.

Nextech, the current sole shareholder of IVN, IVN and DeBondo will join efforts in raising the above mentioned amounts at the above mentioned time lines.

In addition, IVN hereby agrees to commit to a marketing plan with a budget of at least $800,000 during the first year after the Listing.

If a Listing is not obtainable, no Equity Fee is due and DeBondo shall only charge for time and material and return the balance of any Cash Fee paid. Consequently DeBondo agrees that should a Listing not be obtainable, any shares and options issued to DeBondo would be returned for cancellation to IVN’s treasury.

All fees and expenses incurred by DeBondo and its professional advisors to complete the Listing will be payable by DeBondo to a maximum amount equal to the aggregate amount of the Cash Fee paid.

This letter agreement is governed and construed in accordance with the laws of England and Wales.

The parties acknowledge and agree that the terms and conditions of the proposal constitute a binding contract between the parties upon execution of this offer letter and supersede all prior oral and written agreements between the parties hereto including but not limited to the letter agreement between InVisioN GmbH and Debondo Capital Limited dated June 12, 2006.

Yours sincerely,

DeBondo Capital Limited

Per

/s/ Ulrik DeBo
________________________________
Authorized signatory

Agreed and Accepted by ImVisioN Therapeutics, Inc. as a binding contract effective the 30th day of June, 2006.

ImVisioN Therapeutics, Inc.

Per

/s/ Martin Steiner
________________________________
Authorized signatory